Exhibit 10.1

ADDENDUM I July 12, 2005

[INDICATED PORTIONS OF THIS EXHIBIT HAVE BEEN REDACTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT]

ADDENDUM TO BMW GROUP INTERNATIONAL TERMS AND CONDITIONS FOR THE PURCHASE OF PRODUCTION MATERIALS AND AUTOMOTIVE COMPONENTS (Status 23.05.2003),

By and Between

BMW OF NORTH AMERICA (BUYER)

And NAVTEQ (SELLER)

(Covering the Purchase of Map Data Discs for SVDO Navigation System)

REFERENCE is hereby made to the BMW Group International Terms and Conditions for the Purchase of Production Materials and Automotive Components (“the Agreement”).

WHEREAS, the parties desire to amend the Agreement to address how certain changes in Calls for Delivery, Delays, Settlement of Accounts and Tooling will be handled.

NOW THEREFORE, FOR GOOD AND VALUABLE CONSIDERATION, the receipt and sufficiency of which are hereby acknowledged, the parties hereto amend and supplement the Agreement as follows:

1.               This amendment shall be effective as of May 1, 2005.

2.               Provision 2: Purchase Orders and Calls for Delivery

The following shall be added as paragraph 2.11.

The minimum initial order quantity for new Map Data disc coverage area release will be [redacted] discs.  After the initial quantity is issued to purchaser of the Map Data disc, orders for additional quantities may be placed for [redacted] per Purchase Order.  Unless otherwise agreed, Seller shall fulfill Buyer’s Purchase Orders using the most current version of the disc master(s) held by Seller.  Seller will ship Map Data discs only after Seller has received Buyer’s Parts Order Release.

3.               Provision 3: Delivery Times, Delay and Force Majeure

The following shall be added to paragraph 3.2.

Seller will have 30 calendar days, from the first day of production, to fill Buyer’s initial order. Buyer shall submit additional/subsequent orders to Seller no later than 4 weeks prior to the delivery date requested.  The applicable milestones and deadlines are described in Exhibit A attached hereto.

ADDENDUM I July 12, 2005

The following shall be added to paragraph 3.4.

[redacted] -.  If Buyer has to reorder current release discs due to production delay of an updated version of the disc, Seller will waive the minimum order quantity requirement and the restriction (described below) on the number of discs that can be returned to Seller for credit.

If Seller is unable to ship the Map Data Disc by the delivery date specified on Buyer’s Purchase Order, Seller will credit Buyer [redacted] on Buyer’s Map Data disc price for those Map Data Disc that are not timely shipped.

If Buyer fails to meet the applicable deadlines as stated in Exhibit A, items 0.3, 0.5, 0.7, 0.8 and 0.9, Seller will not be subject to penalty for late delivery of ordered discs.   If Seller incurs additional costs due to Buyer failure to meet applicable deadlines, Seller will invoice Buyer for those costs.

4.               Provision 7: Settlement of Accounts and Payment

The following shall be added as paragraph 7.9.

Seller will notify Buyer when a new Map Data disc release is placed in Seller’s inventory.  When the new release enters Seller’s inventory, any previously release products held by Seller will be considered obsolete.  Map Data discs held by Buyer (or Buyer’s dealers) will be obsolete when Buyer receives Seller’s latest Map Data disc release.

Subject to the restrictions described herein, if discs shipped under Buyer’s Purchase Orders are returned to Seller as obsolete, Seller will issue Buyer a restocking credit.  The restocking credit will be calculated by [redacted].  [redacted].

[redacted].  Seller must receive the obsolete product no later than 90 days after Buyer’s receipt of the latest version of the Map Data disc.  The products returned must be in its original packaging, unopened and undamaged.   Buyer will comply with the following procedure when returning obsolete product:

•                  Buyer shall request a Return Merchandise Authorization (RMA) number from Seller’s Contract Order Management Services group [redacted].  Buyer will be asked to provide the number of discs to be returned.

•                  The RMA number, Buyer contact name and phone number must be noted on the packing slip documentation included with the returned product.

•                  Ship obsolete product to: Navigation Technologies, [redacted], or other designated address.

ADDENDUM I July 12, 2005

Seller will not issue a restocking credit to Buyer for the following Map Data discs:

•                   Used products, demo discs or discs not in unopened and undamaged original packaging.

•                   Obsolete shipped product received by Seller after the 90-day time limit.

•                   Obsolete shipped product in excess of [redacted] of the total amount [redacted]

•                   Discs from the minimum initial order of [redacted] discs per coverage area per new release.

•                   Discs older than the previous version release.

5.               Provision 13: Tooling

The following shall be added as paragraph 13.10.

The minimum components for each packaged Map Data disc will include: Map Data disc for a coverage area, disc case and Map Data disc information guide.

•                  The artwork for such Map Data disc, cover for the information guide, and disc case will be based on custom digital artwork supplied by Buyer.  Buyer shall tailor the artwork in accordance with the specifications provided in advance by Seller.  Seller may incorporate, Seller’s trademarks, copyright notices and other legal notices and part number on the Map Data disc.  The information guide will contain highlights of new detailed coverage areas and end-user license agreement.

•                  The Map Data discs shall be reproductions of Seller’s navigation database compiled by the navigation system manufacturer (“NSM”) into the NSM’s format for use in Buyer’s navigation systems.  Seller shall be responsible for arranging for the NSM to perform the compiling, storing of the compiled Navigation Database for each coverage area on a disc master from which reproductions on discs can be made, and delivering such disc masters to Seller.  [redacted].

•                  Seller and its licensors are, and shall remain, the owners of the navigation database and any software contained in the Goods, with the exception of Buyer’s digital artwork, as well as Seller’s trademarks, including any and all intellectual property rights with respect thereto, and no rights, title or interest to the contrary are granted to Buyer.

PREVAILING TERMS

The parties hereto acknowledge and agree that these additional terms and conditions shall control to the extent they conflict with the BMW Group International Terms and Conditions for the Purchase of Production Materials and Automotive Components (Status 23.05.2003).

ADDENDUM I July 12, 2005

Except as amended, modified and supplemented hereby, the Agreement is hereby ratified and confirmed and shall continue in full force and effect as written.  Any words, phrases or expressions used in this Amendment, which are defined or otherwise, referred to in the Agreement, shall have the meaning assigned in the Agreement, unless otherwise specified herein.

BMW of North America, LLC		NAVTEQ

By:	/s/ Laszlo Levay	By:	/s/ Lawrence M. Kaplan

Date:07/18/05		Date: 08/02/05

BMW of North America, LLC		NAVTEQ

By:	/s/ Greg Marks	By:	/s/ Lawrence M. Kaplan

Date:07/18/05		Date: 08/02/05

ADDENDUM I July 12, 2005

Exhibit A

[redacted]